HF Financial Corp. Earns $0.14 for the First Fiscal Quarter 2014

Robust Loan Growth and Improved Asset Quality Highlight Quarter Results
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, October 28, 2013 -- HF Financial Corp. (Nasdaq: HFFC) today reported earnings of $1.0 million, or $0.14 per diluted share, for the fiscal first quarter 2014, compared to $1.4 million, or $0.19 per diluted share, for the previous quarter. Gross loans increased 9.3% and nonperforming assets ("NPAs") decreased 7.2% from the previous quarter.
“Our investments in hiring new agricultural and business bankers during the past several quarters are starting to produce results,” said Stephen Bianchi, President and Chief Executive Officer. “Customer retention levels continued to improve and pipelines have expanded to contribute to seven consecutive months of loan growth.”
Fiscal First Quarter Financial Highlights: (at or for the periods ended September 30, 2013, compared to June 30, 2013 and September 30, 2012.)

•	Gross loans increased to $760.4 million at September 30, 2013, from $695.8 million at June 30, 2013, an increase of 9.3% from the prior quarter.

•	Deposit balances also reflected growth as the total balance increased 5.1% to $944.3 million from $898.8 million over the most recent quarter.

•	Nonperforming assets declined $1.7 million, or 7.2% to $21.5 million at September 30, 2013 from $23.2 million at June 30, 2013.

•
Earnings per diluted share for the first fiscal quarter of 2014 was $0.14 compared to $0.19 the previous quarter and $0.29 one year earlier. The decline in earnings in the most recent quarter reflects larger compensation and benefit program expenses, related in part to severance payments and the addition of 10 new agricultural and business bankers over the past 12 months.

•
Mortgage banking revenue totaled $1.4 million ($794,000 in gain on sale of loans and $620,000 for net loan servicing income) for the first quarter ended September 30, 2013, slightly lower than the previous quarter and $432,000 higher than the $982,000 achieved in the first fiscal quarter one year earlier.

•	Total past due loans 30 days or greater were $2.5 million at September 30, 2013, compared to $2.6 million the preceding quarter.

•
The net interest margin was 2.36% for the first quarter of 2014 compared to 2.45% the preceding quarter, expressed on a fully taxable equivalent basis (“NIM, TE”). Prepayment activity in mortgage-backed securities led to higher amortization expense and lower net yields in the investment portfolio in the recent quarter.

•	Capital levels at September 30, 2013 continued to remain well above the regulatory “well-capitalized” minimum levels:

•	Total risk-based capital to risk-weighted assets was 14.92% versus 15.83% at June 30, 2013.

•	Tier 1 capital to risk-weighted assets was 13.67% versus 14.58% at June 30, 2013.

•	Tier 1 capital to total adjusted assets was 9.32% versus 9.56% at June 30, 2013.

•	The most recent dividend of $0.1125 per share represents the twenty-second consecutive quarter at this level and provides a 3.60% current yield at recent market prices.

•
Tangible book value per share was $12.92 per share at year end, compared to $13.09 per share the previous quarter. The slight decline in the tangible book value per share value reflects the recent rise in interest rates and its effects on accumulated other comprehensive loss stemming from changes to unrealized losses in the available-for-sale investment portfolio, combined with our payment of dividends and offset by our current earnings.

Balance Sheet and Asset Quality Review
HF Financial’s asset growth was largely funded by new deposits and invested into new loans. Total assets at September 30, 2013, increased to $1.25 billion from $1.22 billion one quarter earlier, or an increase of 2.7%. The loan portfolio reflects increased balances in commercial real estate, multi-family, agricultural, construction and commercial business loans. Commercial and multi-family real estate loans continue to represent the largest portion of the loan portfolio, totaling 43.1% of the loan portfolio at September 30, 2013. Agricultural-related loans continue to be a focus and totaled 25.0% of total loans at quarter end. Construction activity increased during the quarter to 3.8% of total loans compared to 2.2% the preceding quarter. Consumer loans totaled 11.4%, commercial business totaled 10.2% and residential loans totaled 6.5%.
“Our strategic initiatives are gaining traction. By consolidating branch locations and refocusing our operations, we are reaching further into the communities we serve. By actively seeking new lending and deposit relationships, we are growing the franchise and operating more effectively,” stated Bianchi.
Total deposits increased to $944.3 million at September 30, 2013 versus $898.8 million at June 30, 2013. New commercial business relationships helped increase deposit balances, as well as the addition of some public funds. Noninterest-bearing deposits increased to 22.3% of the deposit portfolio from 17.5% one quarter earlier. Meanwhile, higher cost in-market certificates of deposit declined from 26.6% to 25.7% of deposits at September 30, 2013.
Borrowings decreased during the first fiscal quarter and were replaced with core deposits. At September 30, 2013, advances from the Federal Home Loan Bank and other borrowings totaled $151.9 million compared to $167.2 million the preceding quarter.
Nonperforming assets, which include $18.3 million of restructured loans that are in-compliance with their restructured terms and payments due, decreased to $21.5 million at September 30, 2013 from $23.2 million the preceding quarter. At September 30, 2013, NPAs represented 1.72% of total assets. Classified assets totaled $31.0 million at September 30, 2013, compared to $40.3 million at June 30, 2013 and $44.8 million at September 30, 2012. Troubled debt restructurings totaled $19.7 million at September 30, 2013 versus $20.5 million at the end of the previous quarter and $12.4 million one year earlier. The increase from the prior year period was due to loans that were both classified and nonperforming in previous periods, but were restructured over the past year.
The allowance for loan and lease losses at September 30, 2013, totaled $10.8 million and represented 1.42% of total loans, similar to the amount at June 30, 2013 of $10.7 million, or 1.54% of total loans. Charge-off activity continues to moderate. For the first fiscal quarter of 2014, loan charge-offs totaled $319,000 compared to $396,000 the previous quarter and $403,000 one year earlier.
Tangible common shareholders' equity decreased to 7.32% of tangible assets at September 30, 2013 compared to 7.61% at June 30, 2013. The decrease was due in part to changes in unrealized losses associated with the investment portfolio. Additionally, HF Financial’s slightly larger asset base contributed to the smaller capital ratio. Tangible book value per common share was $12.92 at September 30, 2013, down from $13.09 per share at the end of the previous quarter.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 13.67% at September 30, 2013, while the ratio of Tier 1 capital to total adjusted assets was 9.32%. These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations
For the quarter ended September 30, 2013, HF Financial's earnings continue to reflect the impact of a low interest rate environment and a narrowing net interest margin. Gain on the sale of loans from mortgage financing activities and loan servicing fee income are partially offsetting lower margins. “Now that we are beginning to see loan growth, we expect our net interest margin will start to improve as we move lower-yielding investments into higher-yielding loans. We have a liquid position in investment securities that can fund our loan growth without materially increasing leverage of our capital,” said Brent Olthoff, Chief Financial Officer and Treasurer.
Net interest income totaled $6.8 million for the first fiscal quarter of 2014 which was nearly identical to the previous period and less than the $7.3 million in the year ago quarter. The NIM, TE was 2.36% for the first quarter compared to 2.45% the previous quarter.
Provisions for losses on loans and leases remain low and totaled $276,000 for the first fiscal quarter of 2014 compared to $443,000 the prior quarter.
Gain on the sale of loans continued to reflect strong origination activity for residential lending, though the refinancing cycle appears to have peaked. Mortgage activity produced $794,000 in gains during the first fiscal quarter compared to $1.0 million the preceding quarter and $1.0 million a year ago. Net loan servicing income totaled $620,000 for the quarter compared to $560,000 the prior quarter. Fees on deposits totaled $1.7 million for the first quarter of fiscal 2014 versus $1.6 million the previous quarter and $2.1 million one year earlier. The fees realized one year ago included approximately $600,000 of nonrecurring vendor incentive related to debit cards. Total noninterest income was $4.2 million for the first fiscal quarter of 2014 compared to $4.3 million in the preceding quarter, and $4.1 million a year ago.
Noninterest expense increased to $9.3 million in the first fiscal quarter from $8.5 million the previous quarter. The current quarter reflects larger compensation and benefit program expenses, including executive and branch closure severance expenses and increased payroll expenses for new business bankers.
These financial results are preliminary until the Form 10-Q is filed in November 2013.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the first fiscal quarter 2014. The dividend is payable November 15, 2013 to stockholders of record November 8, 2013.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 27 offices in 18 communities, throughout Eastern South Dakota and Minnesota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2013, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Interest, dividend and loan fee income:
Loans and leases receivable	$8,302	$8,031	$9,006
Investment securities and interest-earning deposits	897	1,242	1,237
	9,199	9,273	10,243
Interest expense:
Deposits	1,016	1,046	1,406
Advances from Federal Home Loan Bank and other borrowings	1,407	1,461	1,489
	2,423	2,507	2,895
Net interest income	6,776	6,766	7,348
Provision for losses on loans and leases	276	443	(300)
Net interest income after provision for losses on loans and leases	6,500	6,323	7,648
Noninterest income:
Fees on deposits	1,668	1,579	2,096
Loan servicing income, net	620	560	(40)
Gain on sale of loans	794	1,029	1,022
Earnings on cash value of life insurance	205	203	205
Trust income	203	201	194
Commission and insurance income	323	364	194
Gain on sale of securities, net	273	142	1,822
Loss on disposal of closed-branch fixed assets	—	(22)	—
Other	95	234	(1,367)
	4,181	4,290	4,126
Noninterest expense:
Compensation and employee benefits	5,490	5,071	4,931
Occupancy and equipment	1,042	1,029	1,069
FDIC insurance	207	192	210
Check and data processing expense	735	734	817
Professional fees	726	423	643
Marketing and community investment	314	312	368
Foreclosed real estate and other properties, net	135	19	103
Other	679	727	680
	9,328	8,507	8,821
Income before income taxes	1,353	2,106	2,953
Income tax expense	374	751	876
Net income	$979	$1,355	$2,077

Basic earnings per common share:	$0.14	$0.19	$0.29
Diluted earnings per common share:	$0.14	$0.19	$0.29
Basic weighted average shares:	7,055,020	7,056,986	7,051,169
Diluted weighted average shares:	7,057,438	7,061,264	7,052,994
Outstanding shares (end of period):	7,055,020	7,055,020	7,056,283
Number of full-service offices	27	27	28

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	September 30, 2013	June 30, 2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$25,888	$21,352
Investment securities available for sale	385,421	424,481
Investment securities held to maturity	6,722	—
Correspondent bank stock	7,576	8,936
Loans held for sale	5,317	9,169

Loans and leases receivable	760,379	695,771
Allowance for loan and lease losses	(10,763)	(10,743)
Loans and leases receivable, net	749,616	685,028

Accrued interest receivable	6,128	5,301
Office properties and equipment, net of accumulated depreciation	13,614	13,853
Foreclosed real estate and other properties	226	564
Cash value of life insurance	20,137	19,965
Servicing rights, net	11,096	10,987
Goodwill and intangible assets, net	4,911	4,938
Other assets	13,953	12,938
Total assets	$1,250,605	$1,217,512
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$944,251	$898,761
Advances from Federal Home Loan Bank and other borrowings	151,942	167,163
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	17,039	12,595
Accrued expenses and other liabilities	16,477	16,885
Total liabilities	1,154,546	1,120,241
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,475 and 9,138,475 shares issued at September 30, 2013 and June 30, 2013, respectively	91	91
Additional paid-in capital	46,155	46,096
Retained earnings, substantially restricted	86,452	86,266
Accumulated other comprehensive (loss), net of related deferred tax effect	(5,742)	(4,285)
Less cost of treasury stock, 2,083,455 shares at September 30, 2013 and June 30, 2013	(30,897)	(30,897)
Total stockholders' equity	96,059	97,271
Total liabilities and stockholders' equity	$1,250,605	$1,217,512

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Balance, beginning	$10,743	$10,664	$10,566
Provision charged to income	276	443	(300)
Charge-offs	(319)	(396)	(403)
Recoveries	63	32	946
Balance, ending	$10,763	$10,743	$10,809

Asset Quality	September 30, 2013	June 30, 2013	September 30, 2012
Nonaccruing loans and leases	$21,258	$22,623	$14,914
Accruing loans and leases delinquent more than 90 days	40	—	717
Foreclosed assets	226	564	1,055
Total nonperforming assets	$21,524	$23,187	$16,686

General allowance for loan and lease losses	$8,786	$8,280	$8,667
Specific impaired loan valuation allowance	1,977	2,463	2,142
Total allowance for loans and lease losses	$10,763	$10,743	$10,809

Ratio of nonperforming assets to total assets at end of period (1)	1.72%	1.90%	1.45%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.80%	3.25%	2.25%
Ratio of net charge-offs (recoveries) to average loans and leases for the year-to-date period (3)	0.14%	0.01%	(0.31)%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.42%	1.54%	1.55%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	50.54%	47.49%	69.15%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the three months ended September 30, 2013 and September 30, 2012 have been annualized.

Troubled Debt Restructuring Summary	September 30, 2013	June 30, 2013	September 30, 2012
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$140	$98	$95
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	18,307	18,616	11,134
Accruing troubled debt restructurings (4)	1,266	1,792	1,195
Total troubled debt restucturings	$19,713	$20,506	$12,424
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $198, $194, and $156, for the respective quarters.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	September 30, 2013	June 30, 2013	September 30, 2012
Common stockholder's equity before OCI (1) to consolidated assets	8.17%	8.37%	8.69%
OCI components to consolidated assets:
Net changes in unrealized (losses) gains on securities available for sale	(0.23)	(0.11)	0.21
Net unrealized losses on defined benefit plan	(0.16)	(0.16)	(0.12)
Net unrealized losses on derivatives and hedging activities	(0.07)	(0.08)	(0.17)
Goodwill and intangible assets, net to consolidated assets	(0.39)	(0.41)	(0.38)
Tangible common equity to tangible assets	7.32%	7.61%	8.23%

Tangible book value per common share (2)	$12.92	$13.09	$13.40

Tier I capital (to adjusted total assets) (3)	9.32%	9.56%	10.05%
Tier I capital (to risk-weighted assets) (3)	13.67	14.58	15.07
Total risk-based capital (to risk-weighted assets) (3)	14.92	15.83	16.32
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	September 30, 2013		June 30, 2013
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$49,569	6.5%	$46,738	6.7%
Construction	4,897	0.7	2,360	0.4
Commercial:
Commercial business (1)	76,258	10.0	75,555	10.9
Equipment finance leases	1,328	0.2	1,633	0.2
Commercial real estate:
Commercial real estate	268,015	35.2	239,057	34.4
Multi-family real estate	59,782	7.9	49,217	7.1
Construction	23,531	3.1	12,879	1.8
Agricultural:
Agricultural real estate	82,092	10.8	77,334	11.1
Agricultural business	108,360	14.2	100,398	14.4
Consumer:
Consumer direct	20,758	2.7	21,219	3.1
Consumer home equity	62,705	8.3	66,381	9.5
Consumer overdraft & reserve	3,080	0.4	2,995	0.4
Consumer indirect	4	—	5	—
Total (2)	$760,379	100.0%	$695,771	100.0%
_________________________________________________
(1) Includes $1,900 and $2,024 tax exempt leases at September 30, 2013 and June 30, 2013, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	September 30, 2013		June 30, 2013
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$210,238	22.3%	156,896	17.5%
Interest-bearing checking accounts	136,148	14.4	151,359	16.8
Money market accounts	215,351	22.8	212,817	23.7
Savings accounts	104,248	11.0	115,573	12.9
In-market certificates of deposit	242,533	25.7	239,521	26.6
Out-of-market certificates of deposit	35,733	3.8	22,595	2.5
Total deposits	$944,251	100.0%	$898,761	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2013		June 30, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$726,345	4.53%	$694,290	4.64%
Investment securities(2)(3)	434,369	0.82	429,862	1.16
Total interest-earning assets	1,160,714	3.14%	1,124,152	3.31%
Noninterest-earning assets	72,158		76,476
Total assets	$1,232,872		$1,200,628
Interest-bearing liabilities:
Deposits:
Checking and money market	$347,036	0.27%	$370,748	0.25%
Savings	110,970	0.20	120,310	0.22
Certificates of deposit	271,864	1.06	263,666	1.14
Total interest-bearing deposits	729,870	0.55	754,724	0.56
FHLB advances and other borrowings	188,067	2.22	165,902	2.54
Subordinated debentures payable to trusts	24,837	5.64	27,087	6.07
Total interest-bearing liabilities	942,774	1.02%	947,713	1.06%
Noninterest-bearing deposits	163,785		125,137
Other liabilities	30,359		29,094
Total liabilities	1,136,918		1,101,944
Equity	95,954		98,684
Total liabilities and equity	$1,232,872		$1,200,628
Net interest spread(4)		2.12%		2.25%
Net interest margin(4)(5)		2.32%		2.41%
Net interest margin, TE(6)		2.36%		2.45%
Return on average assets(7)		0.32%		0.45%
Return on average equity(8)		4.05%		5.51%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2013 and June 30, 2013 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2013		September 30, 2012
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$726,345	4.53%	$703,470	5.08%
Investment securities(2)(3)	434,369	0.82	379,698	1.29
Total interest-earning assets	1,160,714	3.14%	1,083,168	3.75%
Noninterest-earning assets	72,158		83,133
Total assets	$1,232,872		$1,166,301
Interest-bearing liabilities:
Deposits:
Checking and money market	$347,036	0.27%	$336,643	0.47%
Savings	110,970	0.20	112,365	0.26
Certificates of deposit	271,864	1.06	278,278	1.33
Total interest-bearing deposits	729,870	0.55	727,286	0.77
FHLB advances and other borrowings	188,067	2.22	147,241	2.86
Subordinated debentures payable to trusts	24,837	5.64	27,837	6.10
Total interest-bearing liabilities	942,774	1.02%	902,364	1.27%
Noninterest-bearing deposits	163,785		131,901
Other liabilities	30,359		34,163
Total liabilities	1,136,918		1,068,428
Equity	95,954		97,873
Total liabilities and equity	$1,232,872		$1,166,301
Net interest spread(4)		2.12%		2.48%
Net interest margin(4)(5)		2.32%		2.69%
Net interest margin, TE(6)		2.36%		2.72%
Return on average assets(7)		0.32%		0.71%
Return on average equity(8)		4.05%		8.42%
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(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2013 and September 30, 2012 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

September 30, 2013	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$56	$—	$280	$336	$49,233	$—	$280	$280
Construction	—	—	—	—	4,897	—	—	—
Commercial:
Commercial business	202	292	120	614	75,644	—	4,246	4,246
Equipment finance leases	—	—	—	—	1,328	—	—	—
Commercial real estate:
Commercial real estate	181	230	44	455	267,560	—	866	866
Multi-family real estate	—	—	27	27	59,755	—	27	27
Construction	—	—	—	—	23,531	—	—	—
Agricultural:
Agricultural real estate	37	—	40	77	82,015	40	11,108	11,148
Agricultural business	6	8	—	14	108,346	—	3,639	3,639
Consumer:
Consumer direct	26	—	5	31	20,727	—	5	5
Consumer home equity	255	156	570	981	61,724	—	1,087	1,087
Consumer OD & reserve	2	1	—	3	3,077	—	—	—
Consumer indirect	—	—	—	—	4	—	—	—
Total	$765	$687	$1,086	$2,538	$757,841	$40	$21,258	$21,298

June 30, 2013	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$128	$—	$236	$364	$46,374	$—	$236	$236
Construction	—	—	—	—	2,360	—	—	—
Commercial:
Commercial business	122	460	17	599	74,956	—	4,365	4,365
Equipment finance leases	4	35	—	39	1,594	—	35	35
Commercial real estate:
Commercial real estate	76	—	451	527	238,530	—	1,180	1,180
Multi-family real estate	—	—	27	27	49,190	—	27	27
Construction	—	—	—	—	12,879	—	—	—
Agricultural:
Agricultural real estate	—	10	—	10	77,324	—	11,634	11,634
Agricultural business	37	58	—	95	100,303	—	4,113	4,113
Consumer:
Consumer direct	33	—	15	48	21,171	—	15	15
Consumer home equity	282	55	510	847	65,534	—	1,018	1,018
Consumer OD & reserve	7	—	—	7	2,988	—	—	—
Consumer indirect	—	—	—	—	5	—	—	—
Total	$689	$618	$1,256	$2,563	$693,208	$—	$22,623	$22,623
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(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Net interest income	$6,776	$6,766	$7,348
Taxable equivalent adjustment	118	110	85
Adjusted net interest income	6,894	6,876	7,433
Average interest-earning assets	1,160,714	1,124,152	1,083,168
Net interest margin, TE	2.36%	2.45%	2.72%